UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 17, 2006
ChoicePoint Inc.
(Exact name of registrant as specified in its charter)

Georgia	001-13069	58-2309650
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

1000 Alderman Drive Alpharetta, Georgia		30005
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (770) 752-6000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 17, 2006, the Compensation Committee of the Board of Directors of ChoicePoint Inc. (the “Company”) set 2006 annual base salaries, effective February 18, 2006, for each of the Company’s named executive officers determined as of the Company’s most recent fiscal year end. The 2006 annual base salaries are as follows: Derek V. Smith, Chairman and Chief Executive Officer ($1,000,000) (unchanged since June 2002); Douglas C. Curling, President, Chief Operating Officer and Director ($575,000) (unchanged since June 2002); Carol DiBattiste, Chief Credentialing, Compliance and Privacy Officer ($500,000); David T. Lee, Executive Vice President and Chief Business Officer ($450,000); Steven W. Surbaugh, Executive Vice President and Chief Administrative Officer ($400,000); Jeffrey J. Glazer, Senior Vice President ($350,000); and David E. Trine, Chief Financial Officer ($275,000).
The Compensation Committee previously approved for 2005 awards to be earned under the 2005 Incentive Compensation Plan (the “Plan”). A copy of the Company’s Form of Incentive Compensation Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference. Awards under the Plan for named executive officers provided the opportunity for bonuses based on the achievement of Company and business unit performance goals for 2005. Except as noted below, no cash bonuses were granted to named executive officers as the Company failed to achieve its performance goals for 2005 under the Plan and as the named executive officers requested that the Compensation Committee not pay cash bonuses to them.
The Compensation Committee awarded Mr. Glazer a cash bonus of $200,000 based on business unit performance goals and achievement of certain individual goals and Mr. Trine received a cash bonus of $100,000 based on completing certain individual goals. In addition, Ms. DiBattiste received a cash bonus of $350,000 based on the terms of her employment agreement with the Company dated April 25, 2005.
Item 9.01 Financial Statements and Exhibits.
     (d)   Exhibits

Exhibit No.	Description

10.1	Form of Incentive Compensation Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2006	CHOICEPOINT INC. (Registrant)
	By:	/s/ David E. Trine
David E. Trine
Chief Financial Officer (Principal Financial Officer)